UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MOODY NATIONAL REIT II, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

9655 Katy Freeway, Suite 600 Houston, Texas 77024 www.moodynationalreit.com

Moody National REIT II, Inc.	August 23, 2024

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the 2024 Annual Meeting of Stockholders of Moody National REIT II, Inc., to be held on Thursday, November 14, 2024, at 9:00 a.m., Central Time, at 9655 Katy Freeway, Suite 3140, Houston, Texas 77024. We look forward to your attendance.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement include information on the matters to be voted on at the 2024 Annual Meeting of Stockholders. Our Board of Directors has fixed the close of business on August 20, 2024 as the record date for the determination of stockholders entitled to notice of and to vote at the 2024 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Your vote is very important. Regardless of the number of our shares you own, it is important that your shares be represented at the 2024 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the accompanying proxy card and returning it in the accompanying self-addressed postage-paid return envelope. You may also electronically submit your proxy by internet at www.proxyvote.com or by telephone by calling 800-690-6903 and following the instructions provided.

Please follow the voting directions provided in the proxy statement. This will not prevent you from voting in person at the 2024 Annual Meeting of Stockholders but will assure that your vote will be counted if you are unable to attend the 2024 Annual Meeting of Stockholders.

YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

Chief Executive Officer, Chairman of the Board, and President

9655 Katy Freeway, Suite 600
Houston, Texas 77024

(713) 977-7500

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders of Moody National REIT II, Inc., a Maryland corporation (referred to herein as the “Company,” “we,” “our,” or “us”), will be held on Thursday, November 14, 2024 at 9:00 a.m., Central Time, at 9655 Katy Freeway, Suite 3140, Houston, Texas 77024, for the following purposes:

1.	to elect to our Board of Directors the five director nominees named in the attached proxy statement to serve until our 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of Frazier & Deeter, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

3.	to transact such other business properly coming before the 2024 Annual Meeting or any adjournment or postponement thereof.

The foregoing items are discussed in the following pages, which are made part of this notice. Our stockholders of record at the close of business on August 20, 2024 are entitled to vote at the 2024 Annual Meeting of Stockholders of the Company. We reserve the right, in our sole discretion, to adjourn the 2024 Annual Meeting of Stockholders to provide more time to solicit proxies for such meeting.

You may obtain directions to attend the 2024 Annual Meeting of Stockholders by calling investor services at 1-800-510-7348.

Please sign and date the accompanying proxy card and return it promptly in the accompanying self-addressed postage-paid return envelope whether or not you plan to attend. You may also submit your proxy by internet at www.proxyvote.com or by telephone by calling 800-690-6903. Instructions are included with the proxy card. Your vote is important to us and we therefore urge you to submit your ballot early. You may revoke your proxy at any time prior to its exercise. If you attend the 2024 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 14, 2024.

Our proxy statement, form of proxy card and Annual Report for the year ended December 31, 2023, are available at:

www.proxyvote.com

i

9655 Katy Freeway, Suite 600

Houston, Texas 77024

(713) 977-7500

PROXY STATEMENT

This proxy statement is being furnished by and on behalf of the board of directors (our “Board of Directors”) of Moody National REIT II, Inc. in connection with the solicitation of proxies to be voted at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) to be held on Thursday, November 14, 2024 at 9:00 a.m., Central Time, at 9655 Katy Freeway, Suite 3140, Houston, Texas 77024, and at any adjournment or postponement thereof.

This proxy statement, form of proxy card and voting instructions are first being distributed to stockholders on or about August 23, 2024.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:	We are sending you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the 2024 Annual Meeting. This proxy statement includes information that is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who is not able to attend a meeting of stockholders. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Brett C. Moody and Robert W. Engel, each of whom serves as an executive officer of the Company, as your proxies, and you are giving them permission to vote your shares of our common stock at the 2024 Annual Meeting. The appointed proxies will vote your shares of our common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, with respect to any other proposals to be voted upon, the proxies will vote in accordance with the recommendations of our Board of Directors or, in the absence of such recommendations, in their discretion. If you do not submit your proxy, they will not vote your shares of our common stock. This is why it is important for you to return the proxy card to us (or submit your proxy via fax, telephone or internet) as soon as possible whether or not you plan on attending the 2024 Annual Meeting.

Q:	When is the 2024 Annual Meeting and where will it be held?

A:	The 2024 Annual Meeting will be held on Thursday, November 14, 2024 at 9:00 a.m., Central Time, at 9655 Katy Freeway, Suite 3140, Houston, Texas 77024.

Q:	What is the purpose of the 2024 Annual Meeting?

A:	At the 2024 Annual Meeting, management will report on the status of our portfolio of real estate investments and will respond to questions from stockholders. In addition, representatives of Frazier & Deeter, LLC (“Frazier & Deeter”), our independent registered public accounting firm, are expected to be available during the 2024 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our stockholders.

In addition, at the 2024 Annual Meeting, stockholders will vote upon the following:

●	the election to our Board of Directors of the five director nominees named in this proxy statement to serve until our 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

●	the ratification of the appointment of Frazier & Deeter as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

●	the transaction of such other business properly coming before the 2024 Annual Meeting or any adjournment or postponement thereof.

No cumulative voting is authorized, and dissenters’ rights are not applicable to the matters being voted upon.

Q:	What is our Board of Directors’ voting recommendation?

A:	Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendation of our Board of Directors. Our Board of Directors recommends that you vote your shares of our common stock:

● “FOR” all five director nominees to our Board of Directors; and

● “FOR” the ratification of the appointment of Frazier & Deeter as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Q:	Who is entitled to vote?

A:	Only stockholders of record at the close of business on August 20, 2024 (the “Record Date”) are entitled to receive notice of the 2024 Annual Meeting and to vote the shares of our common stock that they held on the Record Date at the 2024 Annual Meeting, or any postponements or adjournments of the 2024 Annual Meeting. As of the Record Date, we had 13,640,429 shares of common stock issued and outstanding and entitled to vote. Each outstanding share of our common stock entitles its holder to cast one vote on each proposal to be voted on during the 2024 Annual Meeting.

Q:	What constitutes a quorum?

A:	If a majority of the shares of our common stock outstanding on the Record Date are present at the 2024 Annual Meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. Abstentions and broker non-votes will be counted as present to determine whether a quorum is present. A broker non-vote occurs when a broker, bank or other nominee holding shares of our common stock for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

Q:	What vote is required to approve each proposal that comes before the 2024 Annual Meeting?

A:	The following votes will be required at the 2024 Annual Meeting for each of the proposals that come before the 2024 Annual Meeting:

● Election of Directors — To elect the director nominees, the affirmative vote of a majority of the shares of our common stock present in person or by proxy at a meeting at which a quorum is present must be cast in favor of the proposal. This means that a director nominee needs to receive more votes for his or her election than withheld from or present but not voted in his or her election in order to be elected to our Board of Directors. Because of this requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his successor is duly elected and qualifies.

● Ratification of Appointment of Independent Auditors — The ratification of the appointment of Frazier & Deeter requires the affirmative vote in favor of the proposal of a majority of all votes cast at the 2024 Annual Meeting, assuming a quorum is present. As a result, abstentions and broker non-votes will have no impact on the proposal to ratify the appointment of Frazier & Deeter.

Q:	Can I attend the 2024 Annual Meeting?

A:

You are entitled to attend the 2024 Annual Meeting if you were a stockholder of record or a beneficial holder as of the close of business on the Record Date, or if you hold a valid legal proxy for the 2024 Annual Meeting. If you are the stockholder of record as of the Record Date, your name will be verified against the list of stockholders of record prior to your being admitted to the 2024 Annual Meeting. You should be prepared to present photo identification for admission. If you are a beneficial holder, you will need to provide proof of beneficial ownership on the Record Date as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the 2024 Annual Meeting.

No cameras or recording equipment will be permitted at the 2024 Annual Meeting.

Q:	How do I vote my shares at the 2024 Annual Meeting?

A:	You may vote your shares of our common stock in the following manner:

● Authorizing a Proxy by Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope.

● Authorizing by Telephone — Stockholders may authorize a proxy by calling 800-690-6903 and following the instructions provided.

●	Authorizing a Proxy by Internet — Stockholders may authorize a proxy by completing the electronic proxy card at www.proxyvote.com.

●	In Person at the Meeting — Stockholders of record may vote in person at the 2024 Annual Meeting. Written ballots will be passed out to those stockholders who want to vote at the meeting.

If your shares of our common stock are held by a bank, broker or other nominee (that is, in “street name”), you are considered the beneficial owner of your shares and you should refer to the instructions provided by your bank, broker or nominee regarding how to vote. In addition, because a beneficial owner is not the stockholder of record, you may not vote shares of our common stock held by a bank, broker or nominee in street name at the 2024 Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	Can I revoke my proxy after I return my proxy card or after I authorize a proxy by fax, telephone or internet?

A:	If you are a stockholder of record at the close of business on the Record Date, you may revoke your proxy at any time before the proxy is exercised at the 2024 Annual Meeting by:

	●	delivering to our Secretary a written notice of revocation;

	●	returning a properly signed proxy bearing a later date; or

	●	attending the 2024 Annual Meeting and voting in person (although attendance at the 2024 Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request).

To revoke a proxy previously submitted by mail, fax, telephone or internet, you may simply authorize a proxy again at a later date using the procedures set forth above, but before the deadline for mail, fax, telephone or internet voting, in which case the later submitted proxy will be recorded and the earlier proxy revoked.

If your shares of our common stock are held in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

Q:	What happens if additional proposals are presented at the 2024 Annual Meeting?

A:	Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the 2024 Annual Meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares of our common stock on any additional matters properly presented for a vote at the 2024 Annual Meeting.

Q:	How will shares be voted if a stockholder does not give specific voting instructions in the proxy submitted by the stockholder?

A:	If you submit a proxy but do not indicate your specific voting instructions on one or more of the proposals listed in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement, your shares of our common stock will be voted as recommended by our Board of Directors on those proposals.

Q:	Will my vote make a difference?

A:	Yes. Your vote is needed to ensure that the proposals can be acted upon. Unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of shares of our common stock. As a result, a large number of our stockholders must be present in person or by proxy at our annual meetings to constitute a quorum. AS A RESULT, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expense associated with soliciting stockholder proxies. We encourage you to participate in our governance and welcome your attendance at the 2024 Annual Meeting.

Q:	How is this solicitation being made and who will bear the costs of soliciting votes for the 2024 Annual Meeting?

A:	This solicitation is being made primarily by the mailing of these proxy materials. Supplemental solicitations may be made by mail or telephone by our officers and representatives, who will receive no extra compensation for their services. The expenses in connection with this solicitation, including preparing and mailing these proxy materials, will be borne by us. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	Who will count the votes?

A:	A representative of American Election Services, LLC will tabulate the votes and act as Inspector of Elections.

Q:	Where can I find the voting results of the 2024 Annual Meeting?

A:	We will report voting results from the 2024 Annual Meeting by filing a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) within four business days following the date of the 2024 Annual Meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	How can I get additional copies of this Proxy Statement relating to this solicitation?

A:	You may obtain additional copies of this Proxy Statement by writing to Moody National REIT II, Inc., 9655 Katy Freeway, Suite 600 Houston, Texas 77024.

Q:	Where can I find more information?

A:	We file annual, quarterly, and current reports and other information with the SEC. Copies of our SEC filings, including exhibits thereto, can be obtained free of charge on our website at www.moodynationalreit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. Additionally, you may read and copy any reports, statements or other information we file with the SEC on the website maintained by the SEC at http:/www.sec.gov. In connection with this solicitation, we have provided you with our Annual Report that contains our audited financial statements.

Q:	If I share my residence with another stockholder, how many copies of the proxy statement should I receive?

A:	The SEC has adopted rules concerning the delivery of disclosure documents which allow us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus, or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” These rules benefit both our stockholders and our company. It reduces the volume of duplicative information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Investor Services at 1-800-510-7348 or write to us at 9655 Katy Freeway, Suite 600, Houston, Texas 77024, Attention: Investor Service. If you are a stockholder that receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors. Our Articles of Amendment and Restatement (our “Charter”) and our bylaws provide that the number of directors may be established by a majority of our Board of Directors but may not be fewer than three nor more than fifteen.

Our Board of Directors has nominated Brett C. Moody, William H. Armstrong, Charles L. Horn, Clifford P. McDaniel and John P. Thompson each to serve for a term of office commencing on the date of the 2024 Annual Meeting and ending on the date of the 2024 Annual Meeting of Stockholders and until each of their successors are elected and qualified. Each of Messrs. Moody, Armstrong, Horn, McDaniel and Thompson currently serves as a member of our Board of Directors. Our Board of Directors believes the director nominees have played and will continue to play a vital role in our management and operations through their participation on the Board of Directors.

Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR” all director nominees. Each director nominee has consented to being named as a director nominee in this proxy statement and has agreed that, if elected, he will serve on our Board of Directors for a one-year term and until his successor has been elected and qualified. If any director nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute director nominee designated by our Board of Directors. Our Board has no reason to believe that any of the persons named will be unable or unwilling to serve. We are not aware of any family relationship among any of the director nominees and any of our directors or executive officers. Each of the director nominees has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that each such nominee has agreed to serve as our director if elected.

Our Board of Directors recommends a vote “FOR” all five director nominees to our Board of Directors.

Information about Director Nominees

The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Position(s)
Brett C. Moody	60	Chairman of the Board of Directors, Chief Executive Officer and President
Charles L. Horn	64	Independent Director
Clifford P. McDaniel	62	Independent Director
William H. Armstrong III	60	Independent Director
John P. Thompson	60	Independent Director

Brett C. Moody has served as our Chairman of the Board of Directors, Chief Executive Officer and President since our organization. Mr. Moody also serves as Chief Executive Officer and President of Moody National Advisor II, LLC (our “Advisor”). Mr. Moody also served as Chairman of the Board of Directors, Chief Executive Officer and President of Moody National REIT I, Inc. (“Moody I”) and Chief Executive Officer and President of Moody I’s advisor from January 2008 to September 2017. Mr. Moody founded Moody Mortgage Corporation in 1996 and has served as its Chairman and Chief Executive Officer since its formation. Mr. Moody, who has over 20 years of commercial real estate experience, has since guided the growth of his company from a mortgage company to a full service real estate firm, which includes affiliates Moody National Mortgage Corporation, Moody National Realty Company, L.P., Moody National Management, L.P., Moody National Hospitality Management, LLC, Moody National Development Company, L.P. and their respective subsidiaries (collectively referred to as the “Moody National Companies”). His primary responsibilities include overseeing real estate acquisitions and management as well as building, coaching and leading the Moody National Companies team of professionals. As Chairman of the Board and Chief Executive Officer of Moody National Mortgage Corporation, Mr. Moody has closed over 200 transactions totaling over $2 billion. Prior to founding Moody National Mortgage Corporation, Mr. Moody was a financial analyst for the Dunkum Mortgage Group, now Live Oak Capital. Mr. Moody also serves on the Board of Directors of Foundation for the Future, the Yellowstone Academy for At Risk Children, and the Palmer Drug Abuse Program. Mr. Moody attended the University of Texas at Austin but did not receive any degrees.

Our Board of Directors, excluding Mr. Moody, has determined that the leadership positions previously and currently held by Mr. Moody, and the extensive experience he has accumulated from acquiring and managing investments in commercial real estate and debt, have provided Mr. Moody with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

Charles L. Horn has served as one of our independent directors, and as Chairman of the Audit Committee of our Board of Directors since August 2014. Mr. Horn also served as an independent director and as Chairman of the Audit Committee of Moody I from 2012 to 2017. Since November 2021, Mr. Horn has served as President and Chief Executive Officer of Loyalty Ventures, Inc. (NASDAQ:LYLT), a leading provider of customer loyalty and marketing solutions. From July 2019 to October 2021, Mr. Horn served as Executive Vice President and Senior Advisor of Alliance Data Systems, Inc. (NYSE: ADS), a leading provider of customer loyalty and marketing solutions, and from December 2009 to June 2019, Mr. Horn served as Executive Vice President and Chief Financial Officer of Alliance Data Systems, Inc. From 1999 to November 2009, Mr. Horn served as Senior Vice President and Chief Financial Officer for Builders Firstsource, Inc. (NASDAQ: BLDR), a leading supplier of structural building materials to homebuilders. From 1994 to 1999, Mr. Horn served as Vice President of Finance and Treasury for the retail operations of Pier 1 Imports, Inc., and, from 1992 to 1994, Mr. Horn served as Executive Vice President and Chief Financial Officer of Conquest Industries. Mr. Horn is a Certified Public Accountant in the State of Texas. Mr. Horn received a B.A. in business administration from Abilene Christian University and an M.B.A. from the University of Texas at Austin.

Our Board of Directors, excluding Mr. Horn, has determined that Mr. Horn’s experience as the chief financial officer of public, listed companies and as a certified public accountant has provided Mr. Horn with the experiences, attributes and skills necessary to effectively carry out his duties and responsibilities as a director.

Clifford P. McDaniel has served as one of our independent directors since February 2016. Since February 2015, Mr. McDaniel has also served as an Executive Managing Director of the Affordable Housing Group in the Houston office of ARA, a Newmark Company, a real estate investment brokerage firm. From January 1996 to February 2015, Mr. McDaniel served as a Principal with ARA. In his roles at ARA, Mr. McDaniel has developed expertise in the financial and procedural aspects of real estate transactions for multiple institutional clients. Mr. McDaniel also serves at the Executive Director of On Track Ministries, Vice President of Club Outreach Ministries and Secretary of West Houston 15 MUD. Mr. McDaniel received a B.S. in Communications from the University of Texas at Austin.

Our Board of Directors, excluding Mr. McDaniel, has determined that Mr. McDaniel’s current and previous experience in strategic real estate acquisitions and dispositions has provided Mr. McDaniel with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

William H. Armstrong III has served as one of our independent directors since 2017. Mr. Armstrong also served as one of Moody I’s independent directors from September 2008 until September 2017. Mr. Armstrong serves as Chairman of the Board, Chief Executive Officer and President of Stratus Properties Inc. (NASDAQ: STRS), a company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multifamily and single-family residential real estate properties located primarily in the Austin, Texas area. Mr. Armstrong has been employed by Stratus Properties since its inception in 1992, served as Chief Financial Officer and Chief Operating Officer of Stratus Properties from 1996 to 1998, and has served as Chairman of the Board, Chief Executive Officer and President of Stratus Properties since 1998. Prior to joining Stratus Properties, Mr. Armstrong was Vice President of Sonnenblick Goldman, a national real estate investment banking and advisory firm. Mr. Armstrong serves on the Finance Committee of the U.S. Green Building Council, a Washington, D.C.-based non-profit organization, and he has been active in the National Association of Real Estate Investment Trusts, or NAREIT, the Urban Land Institute and the Real Estate Council of Austin. Mr. Armstrong received a B.A. in Economics from the University of Colorado Denver.

Our Board of Directors, excluding Mr. Armstrong, has determined that Mr. Armstrong’s previous leadership positions, including directorships, with other organizations primarily engaged in investing in commercial real estate have provided Mr. Armstrong with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

John P. Thompson has served as one of our independent directors since 2017. Mr. Thompson also served as one of Moody I’s independent directors from September 2008 until September 2017. Mr. Thompson is the founder of PinPoint Commercial, L.P., which provides real estate services focusing on industrial, senior housing and medical related projects primarily in Texas. As CEO of Pinpoint Commercial, Mr. Thompson leads all investment and development activities for the firm and oversees the company’s financial and management operations. Prior to founding PinPoint Commercial in 1998, Mr. Thompson served as an industrial real estate broker with CB Richard Ellis, Inc. Mr. Thompson received a B.B.A. in Finance from the University of Texas at Austin.

Our Board of Directors, excluding Mr. Thompson, has determined that Mr. Thompson’s experience managing investments in industrial and retail properties and brokering industrial properties has provided Mr. Thompson with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed Frazier & Deeter to act as our independent registered public accounting firm for the year ending December 31, 2024.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Frazier & Deeter to our stockholders for ratification as a matter of good corporate governance practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of Frazier & Deeter are expected to be available during the 2024 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our stockholders.

Ratification of the appointment of Frazier & Deeter as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2024 Annual Meeting, assuming a quorum is present. Any shares not voted, whether by abstention, broker non-vote or otherwise, have no impact on the vote.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Frazier & Deeter as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

CORPORATE GOVERNANCE

Board of Directors

We operate under the direction of our Board of Directors. Our Board of Directors oversees our operations and makes all major decisions concerning our business. Our Board of Directors held four meetings during the fiscal year ended December 31, 2023. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors held during the period for which he served as a director and the aggregate total number of meetings held by all committees of our Board of Directors on which he served during the periods in which he served.

Director Attendance at Annual Meetings

Although we have no policy with regard to attendance by the members of our Board of Directors at our annual stockholder meetings, we invite and encourage the members of our Board of Directors to attend our annual stockholder meetings to foster communication between our stockholders and our Board of Directors. One of the members of our Board of Directors attended the 2023 Annual Meeting of our stockholders.

Contacting our Board of Directors

Our Board of Directors provides a process for our stockholders to send communications to our Board of Directors. Any stockholder who desires to contact members of our Board of Directors may do so by writing to Moody National REIT II, Inc., 9655 Katy Freeway, Suite 600, Houston, Texas 77024, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of our Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.

Director Independence

Our Charter provides that a majority of our directors must be “independent directors” as defined by our Charter (as discussed below). We have a five-member board. One of our directors, Brett C. Moody, is affiliated with Moody National REIT Sponsor, LLC (our “Sponsor”) and its affiliates, and we do not consider Mr. Moody to be an independent director. Each of the four remaining directors currently serving on our Board of Directors, Messrs. Armstrong, Horn, McDaniel and Thompson, qualify as “independent directors” as defined in our Charter.

As defined in our Charter, an “independent director” is a person who is not, on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with our Sponsor or our Advisor by virtue of (1) ownership of an interest in our Sponsor, our Advisor, or any of their respective affiliates, other than us; (2) employment by our Sponsor, our Advisor, or any of their affiliates; (3) service as an officer or director of our Sponsor, our Advisor, or any of their affiliates, other than as one of our directors; (4) performance of services, other than as a director, for us; (5) service as a director or trustee of more than three real estate investment trusts organized by our Sponsor or advised by our Advisor; or (6) maintenance of a material business or professional relationship with our Sponsor, our Advisor, or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the director from our Sponsor, our Advisor, and their affiliates (excluding fees for serving as one of our directors or other REIT or real estate program organized or advised or managed by the Advisor or its affiliates) exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with our Sponsor or our Advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with our Sponsor, our Advisor, any of their affiliates, or with us. None of our independent directors face conflicts of interest because of affiliations with other programs sponsored by our Sponsor and its affiliates.

Although our shares are not listed on any national securities exchange, our independent directors are “independent” as defined by the standards of the New York Stock Exchange (the “NYSE”). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Nomination of Directors

We do not have a standing nominating committee. Our Board of Directors has determined that it is appropriate for us not to have a nominating committee because our Board of Directors presently considers all matters for which a nominating committee would be responsible. Each member of our Board of Directors participates in the consideration of director nominees. While we do not have any minimum qualifications with respect to director nominees, our Board of Directors considers many factors in connection with each candidate, including judgment, integrity, diversity, experience, the value of the candidate’s experience relative to the experience of other members of our Board of Directors and the candidate’s willingness to devote substantial time and effort to the responsibilities of our Board of Directors. Our Board of Directors does not have a formal written policy regarding the consideration of diversity in identifying director nominees. Nevertheless, considerations of diversity will continue to be important factors in identifying and recruiting new directors.

Our Board of Directors will also consider recommendations made by stockholders for nominees to our Board of Directors. In order to be considered by our Board of Directors, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in our proxy materials. See “Proposals for 2024 Annual Meeting of Stockholders.” In evaluating the persons recommended as potential members of our Board of Directors, our Board of Directors will consider each candidate without regard to the source of the recommendation and take into account those factors that our Board of Directors determines are relevant. Stockholders may directly nominate potential members for our Board of Directors (without the recommendation of our Board of Directors) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11 of our bylaws.

Board Structure; Oversight of Risk Management

Brett C. Moody serves as the Chairman of our Board of Directors and our Chief Executive Officer. The independent directors have determined that the most effective leadership structure for us at the present time is for our Chief Executive Officer to also serve as Chairman of our Board of Directors. The independent directors believe that because our Chief Executive Officer is ultimately responsible for our day-to-day operations and for executing our business strategy, and because our performance is an integral part of the deliberations of our Board of Directors, our Chief Executive Officer is the director best qualified to act as Chairman of our Board of Directors. Our Board of Directors retains the authority to modify this structure to best address our unique circumstances and to advance the best interests of our stockholders, as and when appropriate. Although we do not have a lead independent director, our Board of Directors believes the current structure is appropriate, as all of our independent directors are actively involved in meetings of our Board of Directors.

Our Board of Directors has an active role in overseeing the management of risks applicable to us and our operations. We face a number of risks, including economic risks, environmental and regulatory risks, and other risks such as the impact of competition. How well we manage these and other risks can ultimately determine our success. Our Board of Directors manages our risk through its approval of all property acquisitions and assumptions of material levels of debt and its oversight of our executive officers and our Advisor. Our Board of Directors may also establish committees it deems appropriate to address specific areas in more depth than may be possible at a full Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, which oversees management of accounting, financial, legal and regulatory risks. For more information, see “—Audit Committee,” below.

Audit Committee

Our Board of Directors has a separately designated standing Audit Committee. The Audit Committee meets on a regular basis, at least quarterly and more frequently as necessary. During the year ended December 31, 2023, the Audit Committee held four meetings. The Audit Committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review our independent auditors’ independence and to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The current members of the Audit Committee are Messrs. Horn and McDaniel, both of whom are “independent directors” as defined by our Charter. Mr. Horn currently serves as the Chairman of the Audit Committee and has been designated by the Board of Directors as the “audit committee financial expert” pursuant to the requirements of Item 407(d)(5) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee has adopted a written charter under which it operates, a copy of which is available on our website at www.moodynationalreit.com.

Hedging Policy

Our Board of Directors has not adopted, and we do not have, any specific practices or policies regarding the ability of our officers, our directors, the employees of our Advisor or its affiliates, or any of their respective designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Pre-Approval Policies

The Audit Committee’s charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors as well as all permitted non-audit services in order to ensure that the provision of such services does not impair our independent auditors’ independence. In determining whether or not to pre-approve services, the Audit Committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The Audit Committee, may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full Audit Committee at its next scheduled meeting. All services rendered by Frazier & Deeter for the years ended December 31, 2021, 2022, and 2023 were pre-approved in accordance with the policies and procedures described above.

Independent Registered Public Accounting Firm Fees

The Audit Committee reviewed the audit performed by Frazier & Deeter, as well as the fees charged by Frazier & Deeter for such services. Frazier & Deeter did not provide any non-audit services. The aggregate fees billed to us by Frazier & Deeter for professional accounting services for the years ended December 31, 2023 and 2022 are set forth in the table below.

	Year ended December 31, 2023	Year ended December 31, 2022
Audit fees	$325,000	$350,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$325,000	$350,000

For purposes of the preceding tables, Frazier & Deeter’s professional fees are classified as follows:

●	Audit fees — These are fees for professional services performed for the audit of our annual financial statements, the required review of quarterly financial statements, registration statements and other procedures performed by our independent auditors in order for them to be able to form an opinion on our consolidated financial statements.

●	Audit-related fees — These are fees for assurance and related services that traditionally are performed by our independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

●	Tax fees — These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

●	All other fees — These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee operates under a written charter. The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of our Board of Directors, including: (1) the integrity of the Company’s financial statements and internal control over financial reporting, (2) compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s independent auditor and its internal audit function.

Management has the primary responsibility for the Company’s financial statements as well as its financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s annual financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. The members of the Audit Committee are not Company employees and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by our management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that our financial statements are presented in accordance with generally accepted accounting principles or that our independent auditors are, in fact, “independent.”

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2023 with management, including a discussion of the quality and acceptability of our financial reporting and controls.

The Audit Committee reviewed with Frazier & Deeter, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and the matters required to be discussed under the statement on Auditing Standard No. 1301, as currently in effect, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee received from Frazier & Deeter the written disclosures and the letter required by applicable requirements of the PCAOB regarding Frazier & Deeter’s communications with the Audit Committee concerning independence and discussed with Frazier & Deeter their independence from the Company. In addition, the Audit Committee considered whether Frazier & Deeter’s provision of non-audit services is compatible with Frazier & Deeter’s independence.

The Audit Committee discussed with Frazier & Deeter the overall scope and plans for the audit. The Audit Committee meets periodically with Frazier & Deeter, with and without management present, to discuss the results of their examinations, their evaluations of the overall quality of our financial reporting.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the Company’s audited financial statements for the year ended December 31, 2023 be included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 11, 2024.

Submitted by the Audit Committee of the Board of Directors:

Charles L. Horn, Chairman

Clifford P. McDaniel

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation of our Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Our executive officers do not receive compensation directly from us for services rendered to us and we do not intend to pay any compensation to our executive officers. We do not reimburse our Advisor directly or indirectly for the salary or other compensation paid to any of our executive officers. As a result, we do not have nor has our Board of Directors considered a compensation policy for our executive officers and we have not included a Compensation and Discussion Analysis in this proxy statement.

Each of our executive officers, including each executive officer who serves as a director, is an officer or employee of our Advisor or its affiliates and receives compensation for his or her services, including services performed on our behalf, from such entities. See “Certain Relationships and Related-Party Transactions” below for a discussion of fees paid to our Advisor and its affiliates.

Compensation of our Directors

If a director is also one of our executive officers or an affiliate of our Advisor, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our Board of Directors, based upon recommendations from our Advisor. The following table sets forth certain information regarding compensation earned by or paid to our directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Grants	All Other Compensation	Total
Brett C. Moody	$—	$—	$—	$—
Charles L. Horn(2)	64,000	—	—	64,000
Clifford P. McDaniel(2)	54,000	—	—	54,000
John P. Thompson(2)	54,000	—	—	54,000
William H. Armstrong(2)	54,000	—	—	54,000
Total	$226,000	$—	$—	$226,000

(1)	The amounts shown in this column include fees earned for attendance at meetings of the Board of Directors and committees and annual retainers, as described below under “—Cash Compensation.”
(2)	Independent director.

Cash Compensation

We pay each of our independent directors an annual retainer of $50,000, plus $2,000 per in-person meeting of our Board of Directors attended, $1,500 per in-person committee meeting attended and $1,000 for each telephonic board or committee meeting attended; provided, however, we do not pay an additional fee to our directors for attending a committee meeting when the committee meeting is held on the same day as a meeting of our Board of Directors. We also pay the Audit Committee Chairman an additional annual retainer of $30,000, which annual retainer amount was increased from $10,000 effective as of January 1, 2024, and reimburse all directors for reasonable out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors.

Independent Directors Compensation Plan

We have approved and adopted an independent directors compensation plan which operates as a sub-plan of our long-term incentive plan. Under our independent directors compensation plan, each of our then-current independent directors received 5,000 shares of restricted common stock when we raised the minimum offering amount of $2,000,000 in our initial public offering. Each new independent director that subsequently joins our Board of Directors receives 5,000 shares of restricted common stock on the date he or she joins our Board of Directors. In addition, on the date following an independent director’s reelection to our Board of Directors, he or she receives an additional grant of 2,500 shares of restricted common stock upon each of the first four annual meetings of stockholders at which he or she is reelected to our Board of Directors. The restricted stock will generally vest and become non-forfeitable in equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier of (i) the termination of the independent director’s service as a director due to death or disability, or (ii) we experience a change in control. As of December 31, 2023, all of our current independent directors have received all of the grants of restricted stock to which they are entitled pursuant to the terms of the independent directors compensation plan.

Long-Term Incentive Plan

We have adopted a long-term incentive plan which we use to attract and retain qualified directors, officers, employees, and consultants. Our long-term incentive plan offers these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. We currently anticipate that we will issue awards only to our independent directors under our long-term incentive plan.

The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of ours selected by the Board of Directors for participation in our long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10.0% of the outstanding shares of our common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of our common stock on the date of grant.

Our Board of Directors or a committee appointed by our Board of Directors administers the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. As described above, our independent directors receive shares of restricted stock under a sub-plan to our long-term incentive plan, thereby aligning their interests more closely with the interests of our stockholders. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our Board of Directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved an aggregate maximum number of 2,000,000 shares for issuance under the long-term incentive plan, of which 1,935,000 shares remained as of December 31, 2023. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the Board of Directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Our Board of Directors may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested. The Board of Directors may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by our Board of Directors and stockholders, unless extended or earlier terminated by our Board of Directors. Our Board of Directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant’s consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. Our Board of Directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant’s consent and no amendment to the long-term incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our Board or Directors (or other committee of our board serving an equivalent function), and none of our officers or other persons participate in deliberations of our Board of Directors regarding the compensation of our executive officers, because we do not pay, or plan to pay, any compensation to our officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our long-term incentive plan as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:	—	—	1,935,000
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
Total	—	—	1,935,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of August 1, 2024, for each person or group that holds more than 5.0% of our outstanding shares of common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person that beneficially owns shares of our common stock has sole voting and disposition power with regard to such shares.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of All Shares
Officers and Directors
Brett C. Moody(3)	11,121	*
William H. Armstrong	26,959	*
Robert W. Engel	—	—
Charles L. Horn	18,075	*
Clifford P. McDaniel	18,158	*
John P. Thompson	16,292	*
All Directors and Executive Officers as a group (6 persons)(3)	90,605	*

* Represents less than 1.0%.

(1)	The address of each of Messrs. Moody, Armstrong, Engel, Horn, McDaniel and Thompson is c/o Moody National REIT II, Inc., 9655 Katy Freeway, Suite 600, Houston, Texas 77024.
(2)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(3)	Includes 11,121 shares owned by our sponsor, which is indirectly owned and controlled by Mr. Moody.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock to file with the SEC, within specified time frames, initial reports of beneficial ownership and reports of changes in ownership of our shares of common stock. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the fiscal year ended December 31, 2023, or written representations that no additional forms were required, we believe that all required Section 16(a) filings were timely and correctly made by reporting persons during the year ended December 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes all transactions during the period from January 1, 2022 through December 31, 2023 involving us, our directors, our Advisor, our Sponsor and any affiliate thereof and all such proposed transactions. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders and have determined that all such transactions are fair and reasonable to us.

Ownership Interests

Our Sponsor owns 8,000 shares of our common stock that it purchased for an aggregate of $200,000 on August 14, 2014. Moody LPOP II, LLC (“Moody LPOP II”) contributed $1,000 to our operating partnership in exchange for special limited partnership interests therein and our affiliate, Moody OP Holdings II, LLC (“Moody Holdings II”), contributed $1,000 to our operating partnership in exchange for limited partnership interests.

As of December 31, 2023, Moody Holdings II owned less than 1% of the outstanding limited partnership interests in our operating partnership and Moody LPOP II owned 100% of the special limited partnership interests issued by our operating partnership. We are the sole general partner of our operating partnership and own approximately 97.7% of the limited partnership units of our operating partnership. As we accept subscriptions for shares of our common stock, we transfer substantially all of the net offering proceeds from our public offering to our operating partnership as a contribution in exchange for partnership interests and our percentage ownership in our operating partnership increases proportionately. Moody LPOP II’s ownership interest of the special limited partnership interests entitles it to receive distributions equal to 15% of our net cash flows, whether from continuing operations, the repayment of loans, the disposition of assets or otherwise, but only after our stockholders have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. In addition, the special limited partnership interest holder will be entitled to a separate payment if it redeems its special limited partnership interests. The special limited partnership interests may be redeemed upon: (1) the listing of our common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement (as defined below) in each case for an amount that Moody LPOP II would have been entitled to receive as if our operating partnership had disposed of all of its assets at the enterprise valuation as of the date of the event triggering the redemption.

Our Relationships with our Advisor and our Sponsor

Our Advisor, Moody National Advisor II, LLC, supervises and manages our day-to-day operations and selects our real property investments and real estate-related investments, subject to the oversight of our Board of Directors. Our Advisor also provides marketing, sales and client services on our behalf. Our Advisor was formed in July 2014 and is indirectly owned by our Sponsor. Brett C. Moody, our Chairman of the Board of Directors, Chief Executive Officer and President, also serves as the Chief Executive Officer of our Sponsor and our Advisor. All of our officers and directors, other than our independent directors, are officers of our Advisor and serve, and may serve in the future, other affiliates of our Advisor.

We and our operating partnership have entered into an advisory agreement with our Advisor (the “Advisory Agreement”), the current one-year term of which expires on January 20, 2025, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. A majority of the independent directors may terminate the Advisory Agreement without cause or penalty on 60 days’ written notice and that we may terminate the Advisory Agreement immediately for fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by our Advisor, a material breach of the Advisory Agreement by our Advisor or upon the bankruptcy of our Advisor. Services provided by the Advisor under the terms of the Advisory Agreement include the following:

●	participate in formulating an investment strategy and asset allocation framework consistent with achieving our investment objectives;

●	research, identify, review and recommend to our Board of Directors for approval investments in real estate assets and dispositions consistent with our investment policies and objectives;

●	structure the terms and conditions of transactions pursuant to which acquisitions and dispositions of real estate assets will be made;

●	actively oversee and manage our portfolio of real estate assets for purposes of meeting our investment objectives;

●	manage our day-to-day affairs, including financial accounting and reporting, investor relations, marketing, informational systems and other administrative services on our behalf;

●	select joint venture partners, structure corresponding agreements and oversee and monitor these relationships;

●	arrange for financing and refinancing of our real estate assets; and

●	recommend various liquidity events to our Board of Directors when appropriate.

The above summary is provided to illustrate the material functions that our Advisor performs for us pursuant to the Advisory Agreement and is not intended to include all of the services that may be provided to us by our Advisor, its affiliates or third parties.

Fees and Expense Reimbursements Paid to our Advisor

Pursuant to the Advisory Agreement, we pay our Advisor or its affiliates the fees described below.

●	As of January 16, 2018, our Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our ongoing public offering. In connection therewith, we increased the acquisition fee we pay our Advisor from 1.5% to up to 3.85% of (1) the cost of all investments that we acquire (including our pro rata share of any indebtedness assumed or incurred in respect of the investment and exclusive of acquisition and financing coordination fees), (2) our allocable cost of investments acquired in a joint venture (including our pro rata share of the purchase price and our pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) or (3) the amount funded by us to acquire or originate a loan or other investment, including mortgage, mezzanine or bridge loans (including any third-party expenses related to such investment and exclusive of acquisition fees and financing coordination fees). The 3.85% acquisition fee is comprised of (i) a 1.5% base acquisition fee and (ii) up to an additional 2.35% contingent acquisition fee amount (the “Contingent Advisor Payment”). The 1.5% base acquisition fee will always be payable upon our acquisition of an investment, unless the receipt thereof is waived by our Advisor. Our Advisor intends to recoup the selling commissions, dealer manager fees and stockholder servicing fees it funds on our behalf through receipt of the Contingent Advisor Payment. The amount of the Contingent Advisor Payment to be paid in connection with the closing of an acquisition will be reviewed on an acquisition-by-acquisition basis and such payment will not exceed the then-outstanding amounts paid by our Advisor for selling commissions, dealer manager fees and stockholder servicing fees at the time of such closing. Our Advisor may waive or defer all or a portion of the acquisition fee at any time and from time to time, in the Advisor’s sole discretion. For the years ended December 31, 2023 and 2022 we did not incur any acquisition fees payable to our Advisor.

●	We pay our Advisor a financing coordination fee of 1% of the amount available under any loan or line of credit made available to us and 0.75% of the amount available or outstanding under any refinanced loan or line of credit. Our Advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us. For the years ended December 31, 2023 and 2022, we did not incur any financing coordination fees payable to our Advisor.

●	We pay our Advisor a monthly asset management fee of one-twelfth of 1.0% of the cost of investment of all real estate investments we acquire. For each of the years ended December 31, 2023 and 2022, we incurred asset management fees of $4.8 million payable to our Advisor.

●	We pay Moody National Hospitality Management, LLC (the “property manager”), an affiliate of our Advisor, a monthly hotel management fee equal to 4% of the monthly gross receipts from the properties managed by the property manager for services it provides in connection with operating and managing such properties. The property manager may pay some or all of the compensation it receives from us to a third-party property manager for management or leasing services. In the event that we contract directly with a non-affiliated third-party property manager, we will pay the property manager a market-based oversight fee. We will reimburse the costs and expenses incurred by the property manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, but we will not reimburse the property manager for general overhead costs or personnel costs other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the properties. For each of the years ended December 31, 2023 and 2022, we paid the property manager property management fees of $3.4 million and accounting fees of $450,000.

●	We pay an annual incentive fee to the property manager. Such annual incentive fee is equal to 15% of the amount by which the operating profit from the properties managed by the property manager for such fiscal year (or partial fiscal year) exceeds 8.5% of the total investment in such properties. The property manager may pay some or all of this annual fee to third-party sub-property managers for management services. For purposes of this fee, “total investment” means the sum of (i) the price paid to acquire a property, including closing costs, conversion costs, and transaction costs; (ii) additional invested capital; and (iii) any other costs paid in connection with the acquisition of the property, whether incurred pre- or post-acquisition. As of December 31, 2023, we had not paid the property manager any annual incentive fees.

●	If our Advisor provides a substantial amount of services in connection with the sale of a property or other investment, as determined by our independent directors, we may also pay our Advisor a disposition fee in an amount of up to one-half of the brokerage commission paid but in no event greater than 3% of the contract sales price of each property or other investment sold; provided, however, in no event may the aggregate disposition fees paid to our Advisor and any real estate commissions paid to unaffiliated third parties exceed 6% of the contract sales price. As of December 31, 2023, we had not paid any disposition fees to our Advisor.

In addition to the fees we pay to our Advisor pursuant to the Advisory Agreement, we also reimburse our Advisor for the following costs and expenses:

●

Our organization and offering expenses may be incurred directly by us or may be incurred by our Advisor on our behalf. Pursuant to the Advisory Agreement, we will reimburse our Advisor for organizational and offering expenses associated with our public offerings incurred by our Advisor on our behalf, provided that within 60 days of the last day of the month in which any public offering ends, our Advisor is obligated to reimburse us to the extent that organization and offering expenses we have incurred in connection with such public offering exceed 15% of the gross offering proceeds from the sale of shares of our common stock in such offering. As of January 16, 2018, our Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our public offering. We will not reimburse our Advisor for the selling commissions and fees it pays on our behalf, however our Advisor intends to recoup all or a portion of such amounts over time through receipt of the Contingent Advisor Payment, as discussed above.

As of December 31, 2023 and 2022, total organization and offering expenses for our initial public offering and our follow-on offering were $21.1 million, comprised of $12.3 million of expenses incurred directly by us and $8.8 million in expenses incurred by and reimbursable to our Advisor (excluding the selling commissions, dealer manager fees and stockholder servicing fees paid on our behalf by our Advisor effective as of January 16, 2018). As of December 31, 2023, total organization and offering expenses for our follow-on offering were $2.7 million, comprised of $0 of expenses incurred directly by us and $2.7 million in expenses incurred by and reimbursable to our Advisor. As of December 31, 2023, we had $0 due to our Advisor for reimbursable offering costs.

●	We will reimburse our Advisor for all expenses paid or incurred by our Advisor in connection with the services provided to us, subject to the limitation that we will not reimburse our Advisor for any amount by which our total operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds greater of (1) 2% of our average invested assets, or (2) 25% of our net income (the “2%/25% Limitation”). Notwithstanding the above, we may reimburse our Advisor for expenses in excess of the 2%/25% Limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2023, our total operating expenses were $6.9 million, which included $5.0 million in operating expenses incurred directly by us and $1.9 million incurred by our Advisor on our behalf. Of the $6.9 million in total operating expenses incurred during the four fiscal quarters ended December 31, 2023, $0 exceeded the 2%/25% Limitation. We reimbursed our Advisor for $1.9 million in expenses during the four fiscal quarters ended December 31, 2023. As of December 31, 2023, we had $309,000 due to our Advisor for operating expense reimbursement.

●	We reimburse our Advisor for acquisition expenses incurred related to the selection and acquisition of real property investments and real estate-related investments; provided, however, that in no event will the total of all acquisition fees (including financing coordination fees) and acquisition expenses payable exceed 6% of the contract purchase price of all real estate investments acquired. As of December 31, 2023, we had not reimbursed our Advisor for any acquisition expenses.

Dealer Manager and Participating Broker-Dealer Compensation and Terms

Effective March 25, 2020, our Board of Directors approved the termination of the sale of shares of our common stock in our public offering, including pursuant to our distribution reinvestment plan.

The dealer manager for our public offerings was Moody Securities, an affiliate of our Advisor. Moody Securities is a licensed broker-dealer registered with FINRA. As the dealer manager for our public offerings, Moody Securities was entitled to certain selling commissions, dealer manager fees, stockholder servicing fees and reimbursements related to our capital raising efforts. From January 1, 2017 through June 12, 2017, we paid Moody Securities an up-front selling commission of up to 7.0% of the gross proceeds of what are now the Class A Shares sold in our primary offering and a dealer manager fee of up to 3.0% of the gross proceeds of what are now the Class A Shares sold in our primary offering. Beginning on June 12, 2017, we reallocated our common shares into four separate share classes, Class A Shares, Class T Shares, Class I Shares and Class D Shares (provided that no Class D Shares are outstanding and Class D Shares were not offered in our public offering. We offered our Class A Shares, Class T Shares, and Class D Shares in our public offering, with differing commissions and fees applicable to each such class of shares.

Beginning January 16, 2018, our Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our ongoing public offering; provided, however, that our Advisor intends to recoup the funding of such amounts through the Contingent Advisor Payment.

As of December 31, 2023, we had paid Moody Securities $9.7 million in selling commissions, trailing stockholder servicing fees, and dealer manager fees related to our public offerings, of which $8.5 million could potentially be recouped by our Advisor at a later date through receipt of the Contingent Advisor Payment.

Notes Payable to Related Party

On March 30, 2021, our affiliate, Moody National Capital, LLC (“Moody Capital”), loaned us $8 million pursuant to a promissory note (the “Related Party Note”). The Related Party Note provides that we may borrow up to an additional $2.0 million from Moody Capital, for a maximum aggregate loan amount of $10 million. All amounts borrowed under the Related Party Note plus all accrued interest thereon, will be due and payable in full on March 29, 2024, provided that we had the option to extend such maturity date for up to two years at our discretion. We elected to extend such maturity date for one year to March 30, 2025. Interest on the Related Party Note began to accrue effective March 30, 2021. The principal amount of the loan under the Related Party Note will bear interest at a rate per annum equal SOFR plus 4.75%; provided, however, that such interest rate will be increased to a rate per annum equal to SOFR plus 6.75% if the Related Party Note is subordinated to another lender. The effective interest rate for the Related Party Note was 10.10% as of December 31, 2023. The balance of Related Party Note was $10.0 million as of December 31, 2023, and 2022.

From April 2021 to August 16, 2021, Moody Capital made a series of advances to us to meet our specific cash flow needs. Effective June 30, 2021, these advances were memorialized in a promissory note (the “Second Related Party Note”) with a total maximum aggregate loan amount of $10 million. All amounts borrowed under the Second Related Party Note plus all accrued interest thereon, will be due and payable in full on June 30, 2024, provided that we had the option to extend such maturity date for up to two years at our discretion. We elected to extend such maturity date for one year to June 30, 2025. Interest on the Second Related Party Note began to accrue effective June 30, 2021. The principal amount of the loan under the Second Related Party Note will bear interest at a rate per annum equal SOFR plus 6.75%; provided, however, that such interest rate will be increased to a rate per annum equal to SOFR plus 8.75% if the Second Related Party Note is subordinated to another lender. The effective interest rate for the Second Related Party Note was 12.10% as of December 31, 2023. The balance of Second Related Party Note was $10.0 million as of December 31, 2023, and 2022.

From August 20, 2021 to September 30, 2021, Moody Capital made a series of advances to us to meet our specific cash flow needs and has received repayments from us based on our specific available cash flow. These advances were memorialized in a promissory note (the “Third Related Party Note”) with a total maximum aggregate loan amount of $10 million. All amounts borrowed under the Third Related Party Note plus all accrued interest thereon, will be due and payable in full on August 20, 2024, provided that we may extend such maturity date for up to two years at our discretion. Interest on the Third Related Party Note began to accrue effective August 20, 2021. The principal amount of the loan under the Third Related Party Note will bear interest at a rate per annum equal SOFR plus 7.75%; provided, however, that such interest rate will be increased to a rate per annum equal to SOFR plus 9.75% if the Third Related Party Note is subordinated to another lender. The effective interest rate for the Third Related Party Note was 13.10% as of December 31, 2023. The balance of Third Related Party Note was $10.0 million as of as of December 31, 2023, and 2022.

From April 13, 2022 to September 30, 2022, Moody Capital made a series of advances to us to meet our specific cash flow needs and has received repayments from us based on our specific available cash flow. These advances were memorialized in a promissory note (the “Fourth Related Party Note”) with a total maximum aggregate loan amount of $10.0 million. All amounts borrowed under the Fourth Related Party Note plus all accrued interest thereon, will be due and payable in full on April 13, 2025, provided that we may extend such maturity date for up to two years at our discretion. Interest on the Fourth Related Party Note began to accrue effective April 13, 2022. The principal amount of the loan under the Fourth Related Party Note bear interest at a rate per annum equal to one-year SOFR plus 8.75%; provided, however, that such interest rate will be increased to a rate per annum equal to one-year SOFR plus 9.75% if the Fourth Related Party Note is subordinated to another lender. The effective interest rate for the Fourth Related Party Note was 14.10% as of December 31, 2023. The balance of the Fourth Related Party Note was $10.0 million and $110,500 as of December 31, 2023, and 2022, respectively.

Interest will be paid on the Related Party Note, the Second Related Party Note, the Third Related Party Note, and the Fourth Related Party Note as permitted by our available cash flow, or from the excess proceeds following a sale of a property after the payment of expenses and amounts due to any senior lender, if applicable, and will be compounded semiannually. We expect to enter into a mutually agreeable subordination agreement with any such senior lender. We may prepay the amounts due under the Related Party Note, the Second Related Party Note, the Third Related Party Note, and the Fourth Related Party Note without any prepayment penalty. Accrued interest on notes payable to related party was $8.2 million and $3.6 million as of December 31, 2023, and 2022, respectively.

Currently Proposed Transactions

Other than as described above, there are no currently proposed material transactions with related persons.

Approval of Related Party Transactions

Our Board of Directors, including our independent directors, has examined the material terms, factors and circumstances surrounding the transactions and arrangements described above. On the basis of such examination, our Board of Directors, including our independent directors, has determined that such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Conflict Resolution Procedures

As discussed above, we are subject to potential conflicts of interest arising out of our relationship with our Advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, the terms and conditions on which various transactions might be entered into by us and our Advisor or its affiliates and other situations in which our interests may differ from those of our Advisor or its affiliates. We have adopted the procedures set forth below to address these potential conflicts of interest.

Allocation of Investment Opportunities

Many investment opportunities that are suitable for us may also be suitable for our Sponsor or its affiliates. We, our Sponsor, our Advisor and other affiliates share certain of the same executive officers and key employees. In the event that we, or any other investment vehicle formed or managed by these real estate professionals, or any other investment vehicle sponsored by our Sponsor and its affiliates are in the market and seeking investments similar to those we intend to make, these real estate professionals will review the investment objectives, portfolio and investment criteria of each such investment vehicle to determine the suitability of the investment opportunity.

In connection with determining whether an investment opportunity is suitable for one or more investment vehicles sponsored by our Sponsor and its affiliates, these real estate professionals may take into account such factors as they, in their discretion, deem relevant, including, amongst others, the following:

●	the investment objectives and criteria of our Sponsor and other affiliates;

●	the cash requirements of our Sponsor and its affiliates;

●	the portfolio of our Sponsor and its affiliates by type of investment and risk of investment;

●	the policies of our Sponsor and its affiliates relating to leverage;

●	the anticipated cash flow of the asset to be acquired;

●	the income tax effects of the purchase;

●	the size of the investment; and

●	the amount of funds available to our Sponsor and its affiliates and the length of time such funds have been available for investment.

Following the completion of suitability determinations, these real estate professionals shall have the authority, in their sole discretion, to direct the investment opportunity to the entity for which such investment opportunity would be the most suitable. The Advisory Agreement requires that this determination be made in a manner that is fair without favoring our Sponsor or any other affiliate. Notwithstanding the foregoing, in the event that an investment opportunity becomes available that is equally suitable under all of the factors considered by these real estate professionals for both us and one or more other public or private entities sponsored by our Sponsor and its affiliates, or managed by these real estate professionals, then the entity that has had the longest period of time elapsed since it was offered an investment opportunity will first be offered such investment opportunity.

If a subsequent event or development causes any investment, in the opinion of these real estate professionals, to be more appropriate for another affiliated entity, they may offer the investment to such entity. In making an allocation determination, these real estate professionals have no obligation to make any investment opportunity available to us.

Independent Directors

Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by our Board of Directors or our Advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire Board of Directors or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

●	the continuation, renewal or enforcement of our agreements with our Advisor and its affiliates, including the Advisory Agreement with our Advisor and the dealer manager agreement with Moody Securities;

●	transactions with affiliates, including our directors and officers;

●	awards under our long-term incentive plan; and

●	pursuit of a potential liquidity event.

Compensation Involving Our Advisor and its Affiliates

The independent directors will evaluate at least annually whether the compensation that we contract to pay to our Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by our Charter. The independent directors will supervise the performance of our Advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our Advisory Agreement are being carried out. The independent directors record their findings on the factors they deem relevant in the minutes of the meetings of our Board of Directors.

Term of Advisory Agreement

Each contract for the services of our Advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. Our Charter provides that a majority of the independent directors may terminate an advisory agreement with our Advisor without cause or penalty on 60 days’ written notice and that we may terminate such agreement immediately for fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by our Advisor, a material breach of an advisory agreement by our Advisor or upon the bankruptcy of our Advisor.

Acquisition, Leases and Sales Involving Affiliates

We will not purchase assets in which our Sponsor, our Advisor, any of our directors or any of their affiliates has an interest without a determination by a majority of our Board of Directors, including a majority of the independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated party from which we are purchasing the asset, or, if the price to us is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event may we acquire or lease any such asset at an amount in excess of its current appraised value.

We will not sell or lease assets to our Advisor, our Sponsor, any of our directors or any of their respective affiliates without a determination by a majority of our Board of Directors, including a majority of the independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to us.

Our Charter provides that the consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of our Board of Directors or the members of a duly authorized committee of the Board of Directors. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from our Sponsor, our Advisor, any of our directors or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Mortgage Loans Involving Affiliates

We are prohibited from investing in or making mortgage loans unless an appraisal of the underlying property is obtained. In all cases in which the transaction is with our Advisor, our Sponsor, our directors or any of their respective affiliates, the appraisal must be obtained by an independent expert, and we must keep the appraisal for at least five years and make it available for inspection and duplication by any of our common stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our Charter prohibits us from investing in indebtedness secured by a mortgage that is subordinate to any lien or other indebtedness of our Sponsor, our Advisor, any of our directors or any of our affiliates.

Loans Involving Affiliates

We will not make any loans to our Advisor, our Sponsor, any of our directors or any of their respective affiliates except mortgage loans for which an appraisal of the underlying property is obtained from an independent appraiser or loans to wholly owned subsidiaries. In addition, we will not borrow from our Advisor, our Sponsor, any of our directors or any of their respective affiliates unless a majority of our Board of Directors, including a majority of the independent directors, not otherwise interested in the transaction approve the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our Board of Directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by our directors or officers, our Sponsor, our Advisor or any of their respective affiliates.

Other Transactions Involving Affiliates

We will not engage in any other transaction with our Sponsor, our Advisor, any of our directors or any of their respective affiliates unless a majority of our Board of Directors, including a majority of the independent directors, not otherwise interested in such transaction approve such transaction as fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

ANNUAL REPORT

ANY STOCKHOLDER WHO DID NOT RECEIVE A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K OR WOULD LIKE ADDITIONAL COPIES, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC, SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST TO:

MOODY NATIONAL REIT II, INC.

9655 Katy Freeway, Suite 600, Houston, Texas 77024

ATTENTION: SECRETARY.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S. government personnel and compliance with laws, rules and regulations. We will provide to any person without charge a copy of our Code of Ethics, including any amendments or waivers, upon written request delivered to our principal executive offices located at 9655 Katy Freeway, Suite 600, Houston, Texas 77024, Attention: Secretary.

PROPOSALS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2025 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 9655 Katy Freeway, Suite 600, Houston, Texas 77024, Attention: Secretary, no later than 120 days prior to the one year anniversary of the date of this proxy statement in order for the proposal to be considered for inclusion in our proxy statement for the 2025 Annual Meeting; provided, however, that in the event that the date of the 2025 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2024 Annual Meeting, the deadline for the delivery of such stockholder proposal will be a reasonable time prior to the date we begin to print and send our proxy materials. Stockholders also must follow the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act.

Pursuant to Article II, Section 11(a)(2) of our Bylaws, if a stockholder wishes to present a proposal at the 2025 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the proxy statement for that meeting, the stockholder must give advance written notice thereof to our Secretary at our principal executive offices no earlier than the 150th day prior to the one year anniversary of the date of this proxy statement and no later than 5:00 p.m., Central Time, on the 120th day prior to the one year anniversary of date of this proxy statement; provided, however, that in the event that the date of the 2024 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2024 Annual Meeting, written notice of a stockholder proposal must be delivered not earlier than the 150th day prior to the date of the 2024 Annual Meeting of Stockholders and not later than 5:00 p.m., Central Time, on the later of (1) the 120th day prior to the date of the 2024 Annual Meeting of Stockholders or (2) the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. Any stockholder proposals not received by us by the applicable date in the previous sentence will be considered untimely. Rule 14a-4(c) promulgated under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits with respect to such untimely proposals. We presently anticipate holding the 2025 Annual Meeting of Stockholders in November 2025.

In addition to the notice and information requirements contained in our bylaws, and consistent with the universal proxy rules, stockholders who, in connection with the 2025 Annual Meeting intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 no later than September 13, 2025, unless the date of the 2025 Annual Meeting has changed by more than 30 calendar days from the anniversary date of the 2024 Annual Meeting, in which case such notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by us.

OTHER MATTERS

The only business to come before the 2024 Annual Meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the 2024 Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

We will mail a proxy card together with this proxy statement to all stockholders of record as of the close of business on August 20, 2024, the Record Date, on or about August 23, 2024. The SEC permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact us by mail at Moody National REIT II, Inc., 9655 Katy Freeway, Suite 600, Houston, Texas 77024, or by phone at 1-800-510-7348. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies. If you are a stockholder who receives multiple copies of the annual disclosure documents, you may request householding by contacting us in the same manner and requesting a householding consent form.

It is important that proxies be returned promptly. Therefore, stockholders are urged to date and sign the accompanying proxy card and return it in the accompanying return envelope. Investors may also vote by telephone by calling 800-690-6903 or by internet at www.proxyvote.com. If you need additional assistance, please call: 855-835-8313.

MOODY NATIONAL REIT II, INC.
c/o Broadridge	Your Proxy Vote is Important!
51 Mercedes Way
Edgewood, NY 11717	Vote by Internet
Please go to the electronic voting website at www.proxyvote.com. Follow the online instructions. If you vote by internet, you do not have to return your proxy card.

Vote by Telephone
Please call us toll free at 800-690-6903, and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card.

Vote by Mail
Complete, sign and date your proxy card and return it promptly in the enclosed envelope.

If Voting by Mail:
Please ensure the address to the right shows through the window of the enclosed postage paid return envelope.	Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

9655 Katy Freeway, Suite 600, Houston, Texas 77024

(713) 977-7500

PROXY CARD

This Proxy Is Solicited by the Board of Directors

Please Vote by November 14, 2024

The undersigned stockholder of Moody National REIT II, Inc. a Maryland corporation, hereby appoints Brett C. Moody and Robert W. Engel, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the 2024 Annual Meeting of Stockholders of Moody National REIT II, Inc., to be held on Thursday, November 14, 2024 at 9:00 a.m., Central Time, at 9655 Katy Freeway, Suite 3140, Houston, Texas 77024, and any and all adjournments and postponements thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

You may obtain directions to attend the 2024 Annual Meeting of Moody National REIT II, Inc. by calling investor services at 1-800-510-7348.

This proxy is solicited on behalf of the Moody National REIT II, Inc. Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2024 Annual Meeting, including matters incident to its conduct.

SIGN, DATE and RETURN:

When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Date

Signature	Date

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

This communication presents only an overview of the more complete proxy materials that are available to you in this packet and on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and Annual Report are available at: www.proxyvote.com

PLEASE AUTHORIZE YOUR PROXY TODAY!

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATIONS ARE MADE, THE VOTES ENTITLED TO BE CAST BY THE STOCKHOLDER WILL BE VOTED “FOR ALL” NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

1.	For the election of Brett C. Moody, Charles L. Horn, Clifford P. McDaniel, William H. Armstrong III and John P. Thompson to serve as Directors until the Annual Meeting of Moody National REIT II, Inc. to be held in the year 2025 and until their successors are duly elected and qualified.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
		☐	☐	☐

	01. Brett C. Moody 02. Charles L. Horn 03. Clifford P. McDaniel 04. William H. Armstrong III 05. John P. Thompson	* To withhold authority to vote for any individual nominee(s), write the number of the nominee(s) in the box below:

2.	Ratification of the appointment of Frazier & Deeter, LLC to act as independent registered public accounting firm for the fiscal year ending December 31, 2024.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY.